Exhibit 99.1

Contact:

Ramsey Hamadi, SEVP and Chief Financial Officer

336-369-0900

NEWBRIDGE BANCORP APPOINTS DONALD P. JOHNSON

TO BOARD OF DIRECTORS

GREENSBORO, N.C., December 21, 2012 – NewBridge Bancorp (NASDAQ: NBBC), parent of NewBridge Bank, announced that Donald P. Johnson has been elected as a director of the Company and the Bank.

Mr. Johnson, aged 66, is the Chief Executive Officer of American Business Bank, a commercial bank based in Los Angeles, California, with assets of approximately $1.3 billion as of September 30, 2012. Mr. Johnson was one of the founders of American Business Bank, and has served as Chief Executive Officer (and until earlier this year, President) since the bank opened in 1998. In 2004 he was elected to the Board of the California Bankers Association.

Michael S. Albert, Chairman of NewBridge Bancorp, commented: “We are pleased to welcome Don back home to North Carolina, and are confident that Don’s 38 years’ experience in commercial banking will serve to further strengthen our Board as we seek to position NewBridge to maximize the benefits of the recent capital raise.”

Mr. Johnson is a native of North Carolina and a graduate of the University of North Carolina at Chapel Hill. He was a lieutenant in the U.S. Navy, and served his country in Vietnam. Mr. Johnson has a Master of Business Administration (MBA) from Pepperdine University, and serves on various boards in the Los Angeles area.

About NewBridge Bancorp

NewBridge Bancorp is the parent company of NewBridge Bank, a full service state chartered community bank headquartered in Greensboro, North Carolina. The stock of NewBridge Bancorp trades on the Nasdaq Global Select Market under the symbol of “NBBC”.

As one of the largest community banks in the state, NewBridge Bank serves small to midsize businesses, professionals and consumers with a comprehensive array of financial services including retail and commercial banking, private banking, wealth management and mortgage banking. NewBridge Bank has assets of approximately $1.7 billion with 30 banking offices in North Carolina.

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